Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated March 12, 2010, in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of its common stock, preferred stock, warrants and debt securities.

San Francisco, California

March 19, 2012